Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Quanterix to Acquire Akoya Biosciences, Creating the First Integrated Solution for Ultra-Sensitive Detection of Blood- and Tissue-Based Protein Biomarkers

Complementary offerings will accelerate translation of biomarkers from research to the clinic driving new growth

Expanded customer relationships and continuum of solution offerings maximize cross-selling opportunities across translational, academic and pharma applications

Expects to generate approximately $40 million of annual cost synergies by the end of 2026 with path to positive free cash flow generation in 2026

Combined cash position of approximately $175 million with no expected debt at closing to pursue future growth initiatives

BILLERICA, Mass. and MARLBOROUGH, Mass., – January 10, 2025 – Quanterix Corporation (NASDAQ: QTRX), a company fueling scientific discovery through ultra-sensitive biomarker detection, and Akoya Biosciences (NASDAQ: AKYA), The Spatial Biology Company®, today announced a definitive merger agreement under which Quanterix will acquire Akoya in an all-stock transaction. The transaction will create the first integrated solution for ultra-sensitive detection of blood- and tissue-based protein biomarkers.

“Liquid biopsy will eventually surpass the market size of all other diagnostics testing combined. Enabling early disease detection, before symptoms appear, using non-invasive methods is our mission and will be the majority of Quanterix's long-term value," said Masoud Toloue, PhD, Chief Executive Officer of Quanterix. “This transaction accelerates our progress by creating the first platform that lets researchers and clinicians track disease progression from tissue to blood. By starting with tissue and detecting early signs of complementary proteins in blood using leading ultra-sensitive SIMOA technology, we are uniquely positioned to speed up market development of new liquid biopsy tests.”

Brian McKelligon, Chief Executive Officer of Akoya, said, “Joining forces with Quanterix marks a pivotal step in our journey to revolutionize the way we understand and treat disease. We are thrilled to be part of an established leader in the life science tools and diagnostics market that not only strengthens our presence in critical markets but also accelerates our ability to scale, innovate and ultimately bring to market products that impact human health. With the capital structure and significant synergies facilitated through this transaction, the combined company is well-positioned for future growth and profitability. We look forward to being part of the Quanterix team to better serve the needs of researchers and clinicians and bring substantial value to our customers and shareholders.”

Strategic and Financial Benefits of the Combination

•	Creates first integrated solution for liquid and tissue proteomic biomarkers: The integration of Akoya’s spatial biology capabilities in tissue with Quanterix’s advanced tools for the ultra-sensitive detection of biomarkers in blood will establish the first fully integrated technology ecosystem to identify and measure biomarkers across tissue and blood. Quanterix will be better positioned to serve research customers and ultimately clinicians with a broader set of technologies to improve diagnostic relevance and accuracy and enhance patient outcomes through biomarker-driven treatment decisions.

•	Expands technology offering across high growth markets in neurology, oncology and immunology: With Quanterix’s industry-leading position in neurology and Akoya’s focus within oncology and immunology, Quanterix will expand its technology offerings across these high-growth markets. The addition of Akoya’s cutting-edge spatial biology capabilities will enable Quanterix to capitalize on growth opportunities in a $5 billion serviceable addressable market.

•	Expanded lab services and clinical diagnostic market opportunity: Leveraging Akoya’s established clinical partnerships and CLIA-certified lab services, Quanterix is now strategically positioned to drive significant value creation through an expanded portfolio of lab service offerings. This collaboration establishes a clear path for Quanterix to participate in the rapidly emerging spatial biology clinical market, particularly in oncology.

•	Increases commercial reach and maximizes cross-selling opportunities: Quanterix and Akoya have complementary offerings and deep customer relationships across discovery, translational, and clinical research. When offered as an integrated solution, Quanterix expects significant cross-selling opportunities to a combined 2,300 instrument install-base driving strong double-digit organic revenue growth in 2026.

•	Accelerates path to profitability through realization of substantial cost savings: The transaction is expected to generate approximately $40 million in annual cost synergies by the end of 2026, with $20 million expected to be realized within the first year following close. These cost savings will be driven primarily by the elimination of duplicative corporate structures, streamlined commercial infrastructure, increased operational efficiencies, process improvements and footprint optimization. The synergies will be additive to the cost savings initiatives already implemented by the two organizations. Quanterix’s previous cost initiatives combined with the expected cost synergies from the transaction are expected to accelerate its path to profitability, including generating positive free cash flow in 2026.

•	Significant combined cash balance: For the trailing 12 months ending September 30, 2024, the combined company generated revenue of approximately $220 million. With more than $300 million in combined cash today, Quanterix expects to have approximately $175 million in cash with no expected debt at the time of closing, after accounting for debt repayment, transaction costs, and a $20 million payment for its recently announced EMISSION acquisition. Quanterix will have financial flexibility to advance the Company’s global diagnostic testing infrastructure, including for Alzheimer's disease and other growth opportunities such as Akoya’s advancement into the companion diagnostics segment.

Transaction Terms

Under the terms of the agreement, which was approved by the Boards of Directors of both companies, Akoya shareholders will receive 0.318 shares of Quanterix common stock for each share of Akoya common stock owned. This represents a 19% premium to Akoya’s unaffected stock price on November 14, 2024, the last full trading day prior to Akoya’s announcement of its review of strategic alternatives.

Following the close of the transaction, Quanterix shareholders will own approximately 70% of the combined company and Akoya shareholders will own approximately 30%, on a fully diluted basis.

Timing, Approvals and Governance

The transaction is expected to close in the second quarter of 2025, subject to approval by both companies’ shareholders, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and satisfaction of other customary closing conditions.

Quanterix has entered into voting agreements supporting the transaction with certain shareholders owning more than 50% of Akoya’s common stock.

Following close, Masoud Toloue will serve as Chief Executive Officer and Vandana Sriram will serve as Chief Financial Officer. The combined company will continue to operate under the Quanterix name.

Upon closing, the Quanterix Board will consist of nine members. Two current Quanterix directors will resign, and Quanterix will appoint two directors designated by Akoya from their current Board.

Conference Call and Webcast

Quanterix will host a conference call and webcast today at 8:30 a.m. E.T. to discuss the transaction. For audio, use the following dial-in number and passcode: USA & Canada - Toll-Free (800) 715-9871 Conference ID: 9092934. Interested investors can also access the live webcast from the News & Events page within the Investors section of the Quanterix website at http://www.quanterix.com.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Quanterix and Covington & Burling LLP is serving as its legal counsel. Perella Weinberg Partners LP is serving as financial advisor to Akoya and DLA Piper LLP is serving as its legal counsel.

About Quanterix

From discovery to diagnostics, Quanterix’s ultrasensitive biomarker detection is fueling breakthroughs only made possible through its unparalleled sensitivity and flexibility. The Company’s Simoa® technology has delivered the gold standard for earlier biomarker detection in blood, serum or plasma, with the ability to quantify proteins that are far lower than the Level of Quantification (LoQ). Its industry-leading precision instruments, digital immunoassay technology and CLIA-certified Accelerator laboratory have supported research that advances disease understanding and management in neurology, oncology, immunology, cardiology and infectious disease. Quanterix has been a trusted partner of the scientific community for nearly two decades, powering research published in more than 3,100 peer-reviewed journals.

About Akoya Biosciences

As The Spatial Biology Company®, Akoya Biosciences’ mission is to bring context to the world of biology and human health through the power of spatial phenotyping. The Company offers comprehensive single-cell imaging solutions that allow researchers to phenotype cells with spatial context and visualize how they organize and interact to influence disease progression and response to therapy. Akoya offers a full continuum of spatial phenotyping solutions to serve the diverse needs of researchers across discovery, translational and clinical research: PhenoCode™ Panels and PhenoCycler®, PhenoImager® Fusion and PhenoImager® HT Instruments. To learn more about Akoya, visit www.akoyabio.com.

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed transaction, Quanterix will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “registration statement”), which will contain a joint proxy statement of Quanterix and Akoya and a prospectus of Quanterix (the “joint proxy statement/prospectus”), and each of Quanterix and Akoya may file with the SEC other relevant documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN THEIR ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY QUANTERIX AND AKOYA, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT QUANTERIX, AKOYA AND THE PROPOSED TRANSACTION.  A definitive copy of the joint proxy statement/prospectus will be mailed to Quanterix and Akoya stockholders when that document is final. Investors and security holders will be able to obtain the registration statement and the joint proxy statement/prospectus, as well as other filings containing information about Quanterix and Akoya, free of charge from Quanterix or Akoya or from the SEC’s website when they are filed. The documents filed by Quanterix with the SEC may be obtained free of charge at Quanterix’s website, at www.quanterix.com, or by requesting them by mail at Quanterix Investor Relations, 900 Middlesex Turnpike, Billerica, MA 01821. The documents filed by Akoya with the SEC may be obtained free of charge at Akoya’s website, at www.akoyabio.com, or by requesting them by mail at Akoya Biosciences, 100 Campus Drive, 6th Floor, ATTN: Chief Legal Officer, Marlborough, MA 01752.

PARTICIPANTS IN THE SOLICITATION

Quanterix and Akoya and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Quanterix or Akoya in respect of the proposed transaction. Information about Quanterix’s directors and executive officers is available in Quanterix’s proxy statement dated April 15, 2024, for its 2024 Annual Meeting of Stockholders, and other documents filed by Quanterix with the SEC. Information about Akoya’s directors and executive officers is available in Akoya’s proxy statement dated April 23, 2024, for its 2024 Annual Meeting of Stockholders, and other documents filed by Akoya with the SEC. Other information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Quanterix or Akoya as indicated above.

NO OFFER OR SOLICITATION

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger of Quanterix and Akoya, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this communication which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are based on, among other things, projections as to the anticipated benefits of the proposed transaction as well as statements regarding the impact of the proposed transaction on Quanterix’s and Akoya’s business and future financial and operating results, the amount and timing of synergies from the proposed transaction and the closing date for the proposed transaction. Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Quanterix and Akoya caution readers that forward-looking statements are subject to certain risks and uncertainties that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement entered into between Quanterix and Akoya; the outcome of any legal proceedings that may be instituted against Quanterix or Akoya; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) and stockholder approvals or to satisfy any of the other conditions to the proposed transaction on a timely basis or at all; the possibility that the anticipated benefits and synergies of the proposed transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Quanterix and Akoya do business; the possibility that the proposed transaction may be more expensive to complete than anticipated; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; changes in Quanterix’s share price before the closing of the proposed transaction; risks relating to the potential dilutive effect of shares of Quanterix common stock to be issued in the proposed transaction; and other factors that may affect future results of Quanterix, Akoya and the combined company.  Additional factors that could cause results to differ materially from those described above can be found in Quanterix’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, Akoya’s Annual Report on Form 10-K for the year ended December 31, 2023, and in other documents Quanterix and Akoya file with the SEC, which are available on the SEC’s website at www.sec.gov.

All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by the cautionary statements contained or referred to herein. If one or more events related to these or other risks or uncertainties materialize, or if Quanterix’s or Akoya’s underlying assumptions prove to be incorrect, actual results may differ materially from what Quanterix and Akoya anticipate. Quanterix and Akoya caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and are based on information available at that time. Neither Quanterix nor Akoya assumes any obligation to update or otherwise revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws.

Quanterix Contacts

Media

Marissa Klaassen

media@quanterix.com

Or

Jim Golden / Tali Epstein

Collected Strategies

QTRX-CS@collectedstrategies.com

Investor Relations

Joshua Young

ir@quanterix.com

Akoya Contacts

Media

Christine Quern

media@akoyabio.com

Investors

Priyam Shah

investors@akoyabio.com